                                                                   EXHIBIT 10.9
================================================================================





                                 ASSET PURCHASE
                               AND SALE AGREEMENT

                                    BETWEEN

                            YOUNG INNOVATIONS, INC.,
                                 AS PURCHASER,

                                      AND


                             PANORAMIC CORPORATION,
                                   AS SELLER





                               FEBRUARY 16, 1998

================================================================================

                              TABLE OF CONTENTS

                                                                                                             PAGE
                                                                                                             ----
1.  SALE AND PURCHASE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
       1.1     Purchased Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
               (a)      ACCOUNTS RECEIVABLE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
               (b)      NOTES RECEIVABLE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
               (c)      EMPLOYEE RECEIVABLES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
               (d)      INVENTORY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
               (e)      PROPERTY, PLANT AND EQUIPMENT . . . . . . . . . . . . . . . . . . . . . . . . . .      1
               (f)      INTANGIBLE ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
       1.2     Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
       1.3     Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
               (a)      ASSUMED LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
               (b)      NO OTHER DEBTS, OBLIGATIONS OR LIABILITIES
                        ASSUMED.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
       1.4     Transfer of the Purchased Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
       1.5     The Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
       1.6     Sales Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5

2.  PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
       2.1     Total Consideration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
       2.2     Allocation of Consideration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
       2.3     Adjustments to Cash Purchase Price.  . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
               (a)      BASIS FOR ADJUSTMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
               (b)      PHYSICAL INVENTORY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
               (c)      CLOSING REPORT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
               (d)      OBJECTIONS TO CLOSING REPORT AND PHYSICAL
                        INVENTORY.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
       2.4     Payment of Cash Purchase Price.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
               (a)      ESTIMATED CASH PURCHASE PRICE.  . . . . . . . . . . . . . . . . . . . . . . . . .      7
               (b)      PAYMENT TO SELLER AT CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . .      7
               (c)      PAYMENT OF HOLD-BACK. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
       2.5     Determination and Payment of Stock Purchase Price. . . . . . . . . . . . . . . . . . . . .      8
               (a)      DETERMINATION OF NUMBER OF PURCHASE SHARES. . . . . . . . . . . . . . . . . . . .      8
               (b)      DETERMINATION OF MARKET VALUE OF PURCHASE
                        SHARES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
               (c)      CAP ON NUMBER OF PURCHASE SHARES; OPTIONAL CONVERSION TO
                        CASH. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
               (d)      DELIVERY TO SELLER AT CLOSING.  . . . . . . . . . . . . . . . . . . . . . . . . .      8
       2.6     No Registration of Purchaser Common Stock. . . . . . . . . . . . . . . . . . . . . . . . .      8

3.  REPRESENTATIONS AND WARRANTIES BY SELLER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
       3.1     Organization, Standing and Qualification.  . . . . . . . . . . . . . . . . . . . . . . . .      8
       3.2     Power; Authorization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
       3.3     Execution, Delivery and Performance of Agreements. . . . . . . . . . . . . . . . . . . . .      9
       3.4     Ownership of Outstanding Capital Stock; Subsidiaries.  . . . . . . . . . . . . . . . . . .      9
       3.5     Title to and Sufficiency of Purchased Assets.  . . . . . . . . . . . . . . . . . . . . . .      9
       3.6     No Third Party Options.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9

                                                                                                             PAGE
                                                                                                             ----
       3.7     Assets and Liabilities, Generally. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      10
       3.8     Receivables and Payables.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      10
       3.9     Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      10
       3.10    Property, Plant and Equipment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      10
       3.11    Accrued Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11
       3.12    Intellectual Property Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11
       3.13    Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11
               (a)      YEAR-END FINANCIAL STATEMENTS.  . . . . . . . . . . . . . . . . . . . . . . . . .      11
               (b)      INTERIM FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . .      11
       3.14    Books of Account.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12
       3.15    Taxes and Tax Returns and Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12
       3.16    [INTENTIONALLY OMITTED]. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12
       3.17    Absence of Certain Changes or Events.  . . . . . . . . . . . . . . . . . . . . . . . . . .      12
       3.18    Compliance with Law; Authorizations. . . . . . . . . . . . . . . . . . . . . . . . . . . .      13
       3.19    Transactions with Certain Related Parties. . . . . . . . . . . . . . . . . . . . . . . . .      14
       3.20    Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14
       3.21    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14
       3.22    Leases.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14
       3.23    Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      15
       3.24    Brokers, Finders, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      16
       3.25    Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      16
       3.26    Employee Benefit Plans and Arrangements. . . . . . . . . . . . . . . . . . . . . . . . . .      17
       3.27    Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      18
       3.28    Business Names and Locations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19
       3.29    Copies of Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19
       3.30    Completeness of Disclosure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19

4.  REPRESENTATIONS AND WARRANTIES BY PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20
       4.1     Organization and Standing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20
       4.2     Power; Authorization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20
       4.3     Execution, Delivery and Performance of Agreements. . . . . . . . . . . . . . . . . . . . .      20
       4.4     Brokers, Finders, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20
       4.5     Capitalization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20
       4.6     SEC Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20

5.  CONDUCT OF BUSINESS PRIOR TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      21
       5.1     Access to Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      21
       5.2     Interim Operations of Seller.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      21
       5.3     Schedules; Changes; Corrections. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      22
       5.4     Cooperation in Transaction.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      22
       5.5     Hiring of Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      23
       5.6     Audited Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      23

6.  CONDITIONS PRECEDENT TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      24

                                                                                                             PAGE
                                                                                                             ----
       6.1     Conditions to Purchaser's Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . .      24
       6.2     Conditions to Seller's Obligations.  . . . . . . . . . . . . . . . . . . . . . . . . . . .      26

7.  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27
       7.1     Indemnification by Seller. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27
       7.2     Indemnification by Purchaser.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27
       7.3     Indemnification Procedures.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
       7.4     Continued Existence and Viability of Seller. . . . . . . . . . . . . . . . . . . . . . . .      30
               (a)      MAINTAIN EXISTENCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      30
               (b)      PERIODIC REPORTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      30
               (c)      DEFINITIONS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      31
               (d)      ESCROW ARRANGEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      31

8.  OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      31
       8.1     Transfer Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      31
       8.2     Survival of Representations and Warranties.  . . . . . . . . . . . . . . . . . . . . . . .      31
       8.3     Maintenance of Books and Records.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      32
       8.4     Confidentiality; Public Announcements. . . . . . . . . . . . . . . . . . . . . . . . . . .      32
       8.5     Notice to Creditors and Customers. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      32
       8.6     Distribution of Purchaser Common Stock.  . . . . . . . . . . . . . . . . . . . . . . . . .      32
       8.7     Name Change. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      33

9.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      33
       9.1     Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      33
       9.2     Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      33
       9.3     Contents of Agreement, Parties in Interest, Etc. . . . . . . . . . . . . . . . . . . . . .      33
       9.4     Assignment and Binding Effect. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      33
       9.5     Waiver.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      33
       9.6     Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      33
       9.7     Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34
       9.8     No Benefit to Others.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34
       9.9     Headings; Terminology. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34
       9.10    Schedules and Exhibits.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      35
       9.11    Severability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      35
       9.12    Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      35

                             TABLE OF DEFINED TERMS

Defined Term                                          Cross Reference                           Page
------------                                          ---------------                           ----
18 Month Anniversary                                    7.4(a)(ii)                               30
Accounts Payable                                        1.3(a)(i)                                3
Accounts Receivable                                     1.1(a)                                   1
Agreement                                               Preamble                                 1
Assumed Contracts                                       1.1(f)(iv)                               2
Assumed Liabilities                                     1.3(a)                                   3
Authorizations                                          3.18                                     13
Cash Purchase Price                                     2.1                                      5
Closing                                                 1.5                                      5
Closing Backlog                                         2.3(a)(ii)                               6
Closing Date                                            1.5                                      5
Closing Report                                          2.3(c)                                   6
Code                                                    2.2                                      5
Contracts                                               3.23                                     15
Deposits                                                1.1(f)(iv)                               2
D&N                                                     6.1(p)                                   25
Employee Benefit Plan                                   3.26(a)                                  17
Employee Receivables                                    1.1(c)                                   1
Employee-Related Liabilities                            1.3(a)(iii)                              3
Employees                                               3.25(a)                                  16
Environmental Regulations                               3.27(a)                                  18
Equipment                                               1.1(e)(ii)                               2
ERISA                                                   3.26(a)                                  18
ERISA Affiliate                                         3.26(a)                                  18
Estimated Cash Purchase Price                           2.4(a)                                   7
Excluded Assets                                         1.2                                      3
Federal Securities Laws                                 4.6                                      21
GAAP                                                    2.3(c)                                   6
Hazardous Substances                                    3.27(a)                                  18
Hired Employees                                         5.5(a)                                   23
Indemnitee                                              7.3(a)                                   28
Indemnitor                                              7.3(a)                                   28
Intangible Assets                                       1.1(f)                                   2
Intellectual Property                                   1.1(f)(i)                                2
Interim Balance Sheet Date                              3.13(b)                                  11
Inventory                                               1.1(d)                                   1
Liquid Assets                                           7.4(c)                                   31
Liquid Net Worth                                        7.4(c)                                   31
Loss                                                    7.3(a)                                   28
Loss Threshold                                          7.3(f)                                   29
Net Assets                                              2.3(a)(i)                                5
Notes Receivable                                        1.1(b)                                   1

Defined Term                                          Cross Reference                           Page
------------                                          ---------------                           ----
Notice of Claim                                         7.3(b)                                   28
Paid Claims                                             7.4(a)(i)                                30
Permits                                                 1.1(f)(ii)                               2
Permitted Encumbrances                                  1.4                                      5
Physical Inventory                                      2.3(b)                                   6
Prepaid Expenses                                        1.1(f)(iv)                               2
Property, Plant and Equipment                           1.1(e)                                   1
Purchase Shares                                         2.5(a)                                   8
Purchased Assets                                        1.1                                      1
Purchaser                                               Preamble                                 1
Purchaser Common Stock                                  2.5(a)                                   8
Purchaser Loss                                          7.1                                      27
Real Property                                           1.1(e)(i)                                2
Regulations                                             3.18                                     13
SEC                                                     4.6                                      20
Seller                                                  Preamble                                 1
Seller Loss                                             7.2                                      27
Seller Plans                                            3.26(b)                                  18
Seller's Knowledge                                      3.8                                      10
Stock Purchase Price                                    2.1                                      5
Target Backlog                                          2.3(a)(ii)                               6
Target Net Assets                                       2.3(a)(i)                                6
Tax Returns                                             3.15                                     12
Taxes                                                   3.15                                     12
Third Party Claim                                       7.3(c)                                   28
Title Commitments                                       6.1(n)                                   25
Unresolved Claims                                       7.4(a)(ii)                               30

                       ASSET PURCHASE AND SALE AGREEMENT

       This Asset Purchase and Sale Agreement ("Agreement") is entered into as of the 16th day of February, 1998 between YOUNG INNOVATIONS, INC., a Missouri corporation having its principal office at 13705 Shoreline Court East, Earth City, Missouri 63045 ("Purchaser") and PANORAMIC CORPORATION, an Indiana corporation having its principal place of business at 4321 Goshen Road, Fort Wayne, Indiana 46818 ("Seller").

       WHEREAS, Seller is engaged in the business of manufacturing, buying, selling and leasing dental x-ray machinery and equipment to dentists, dental schools and other associated institutions and organizations (the "Business"); and

       WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, substantially all of the assets and business of Seller, upon the terms and subject to the conditions hereinafter set forth.

       NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereby agree as follows:

                        1.  SALE AND PURCHASE OF ASSETS

       1.1 PURCHASED ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, Seller will sell, transfer, convey and assign to Purchaser, and Purchaser will purchase and acquire, at the Closing (which term and the other capitalized terms used herein are defined in the respective Sections of this Agreement referenced in the Table of Defined Terms), all of Seller's right, title and interest in and to substantially all of the assets used in the ordinary course of business of Seller as of the Closing Date, other than the Excluded Assets (the "Purchased Assets"), including without limitation Seller's right, title and interest in and to the following specifically described Purchased Assets:

               (a) ACCOUNTS RECEIVABLE. All customer accounts receivable (the "Accounts Receivable");

               (b) NOTES RECEIVABLE. All notes receivable (the "Notes Receivable");

               (c) EMPLOYEE RECEIVABLES. All advances to and receivables from Hired Employees (the "Employee Receivables");

               (d) INVENTORY. All inventories (the "Inventory"), including raw materials, work in progress, supplies (including office supplies), and finished goods, wherever located, goods previously purchased for the account of and in transit to Seller on the Closing Date;

               (e) PROPERTY, PLANT AND EQUIPMENT. The following tangible assets (the "Property, Plant and Equipment"):

                        (i) Real Property. All real property owned by Seller and used in the ordinary course of business of Seller, including all land, buildings, fixtures and other improvements thereon located in Fort Wayne, Indiana, the legal description of which is set forth on Schedule 1.1(e)(i), and all rights of Seller appurtenant thereto (the "Real Property");

                        (ii) Equipment, etc. The machinery, equipment, vehicles, furniture and furnishings of Seller, wherever located (the "Equipment"), including both the machinery, equipment, vehicles, furniture and furnishings used in the ordinary course of business of Seller whether reflected on the books of Seller, fully depreciated or otherwise not reflected on the books of Seller at the Closing Date, each material item of which is listed and described on Schedule 1.1(e)(ii) as of the date hereof; and

               (f) INTANGIBLE ASSETS. The following intangible assets of Seller (the "Intangible Assets"):

                        (i) Intellectual Property. All transferable patents, patent applications, trademarks, service marks, trade or product names, copyrights, including registrations and applications for registration thereof, if any, patent, software and technology licenses, as well as the corporate names of Seller, each material item of which owned by Seller as of the date hereof is listed and described on Schedule 1.1(f)(i); and all related common law rights, manufacturing formulations, processes and recipes, software, know-how and trade secrets of the business of Seller or associated with the Purchased Assets (the "Intellectual Property");

                        (ii) Permits. To the extent their transfer is permitted by law, all governmental licenses, permits, code and other approvals (including UL, CSA and U.S. military approvals), license applications, license amendment applications, and product registrations used or utilized by or in the business of Seller as of the date hereof (the "Permits"), all of which are listed and described on Schedule 1.1(f)(ii) to the extent material to the business of Seller;

                        (iii) Lists, Books and Records. All customer lists, including terms of sale and related records, books, records, manuals, documentation and other materials relating to the business of Seller or the Purchased Assets;

                        (iv) Contract Rights. All rights of Seller, to the extent transferable, relating to the Purchased Assets, including rights with respect to prepaid expenses (the "Prepaid Expenses"), deposits (the "Deposits") and other advances at the Closing Date pursuant to the following contracts (the "Assumed Contracts"): (A) all open purchase orders of Seller's customers relating to the purchase of products; (B) all open supplier purchase orders issued by Seller to its vendors, suppliers and providers relating to the purchase of raw materials and supplies by Seller; (C) all other contracts, leases of personal or real property and other agreements with any customer, supplier, distributor, licensor, licensee, union, purchaser, provider or other persons; and (D) any non-compete and non-disclosure agreements with Employees; and

                        (v)     Goodwill.  All goodwill of Seller.

       1.2 EXCLUDED ASSETS. Notwithstanding anything contained in Section 1.1, Purchaser shall not purchase, and Seller shall not sell to Purchaser the following described assets and any other assets specifically listed and described in Schedule 1.2 (the "Excluded Assets"):

               (a) any cash, cash equivalents, funds on deposit or marketable securities;

               (b) any records having to do with the corporate organization of Seller;

               (c) any insurance and/or workers' compensation premium refunds and proceeds from claims arising out of occurrences prior to Closing;

               (d) any pension or other funded employee benefit plan assets, or any amounts owed to Seller by, or claims by Seller against, third parties with respect to Excluded Assets or with respect to liabilities other than Assumed Liabilities (including any right or claim to refund of any deposits, prepayments, taxes or tax abatements for which Seller may have a claim);

               (e) any of the rights of Seller under this Agreement or under any agreement executed in connection herewith; and

               (f)      any income, franchise, sales, use or other tax refunds.

       1.3     LIABILITIES.

               (a) ASSUMED LIABILITIES. Effective as of the Closing Date, Purchaser shall assume and hereby agrees to pay or otherwise discharge only the following liabilities and obligations of Seller (the "Assumed Liabilities"):

                        (i) Accounts Payable; Other Current and Accrued Liabilities. Accounts payable and any other current and accrued liabilities incurred by Seller ("Accounts Payable"), if and only to the extent they are either (x) incurred prior to Closing in the ordinary course of business or (y) reflected on the Closing Report;

                        (ii) Long-Term Debt. The current and non-current portions of the long-term debt set forth and described as of December 31, 1997 on Schedule 1.3(a)(ii), which shall, at the Closing, not exceed Two Million Six Hundred Seventy One Thousand Three Hundred Seventy Seven Dollars ($2,671,377) in the aggregate, and all liens related thereto;

                        (iii) Employee-Related Liabilities. All obligations and liabilities of Seller at the Closing Date to Hired Employees for accrued salaries, wages and vacation (the "Employee-Related Liabilities") as reflected on the Closing Report;

                        (iv) Assumed Contracts. All obligations of Seller requiring payment or performance after Closing under the Assumed Contracts;

                        (v) Real Estate and Personal Property Liabilities. Any liability for real property taxes, utilities and similar items with respect to the Real Property and for personal property taxes to the extent reflected as accrued expenses on the Closing Report;

                        (vi) Warranty Obligations. Warranty obligations (i.e. to repair, replace or refund) arising prior to Closing in the ordinary course of the conduct of the business of the Seller;

                        (vii) Certain Other Liabilities to Hired Employees. Liabilities expressly assumed by Purchaser under Section 5.5;

                        (viii) Other Specified Liabilities. Such other liabilities, if any, as Purchaser may hereafter expressly agree in writing to assume; and

                        (ix) Products Liability Claims. Products liability claims relating to occurrences after the Closing Date with respect to any products, inventory or equipment sold or leased by Seller's Business whether before or after the Closing Date.

               (b) NO OTHER DEBTS, OBLIGATIONS OR LIABILITIES ASSUMED. Except as expressly set forth in Section 1.3(a) above, Purchaser does not assume and shall not be liable for any of the debts, obligations or liabilities of Seller whatsoever, including, without limitation: (i) any liabilities of Seller which have arisen from Seller's defaults under leases, contracts or other obligations not reflected on the Closing Report; (ii) any income tax liabilities of Seller; (iii) any sales tax or other tax liabilities of Seller (other than for real and personal property taxes described in Section 1.3(a)(v) above) payable for periods prior to Closing and not reflected as accrued expenses on the Closing Report; (iv) any liability of Seller for the unpaid taxes of any person other than Seller, as a transferee or successor, by contract or otherwise; (v) any unemployment, payroll or withholding tax payable with respect to employees for any period through the Closing Date; or (vi) any liability for contributions or otherwise pursuant to any Employee Benefit Plan not reflected on the Closing Report.

       1.4 TRANSFER OF THE PURCHASED ASSETS. Subject to the terms and conditions hereof, at the Closing the Purchased Assets shall be transferred or otherwise conveyed to Purchaser by bills of sale, assignments, deeds or other appropriate instruments of conveyance or assignment, free and clear of all mortgages, liens, pledges, security interests, charges, claims, liabilities, restrictions and encumbrances whatsoever, other than (i) the Assumed Liabilities, (ii) statutory liens for current real or personal property taxes not yet due and payable, (iii) statutory worker's, carrier's and materialman's and other similar liens that are immaterial in character, amount, and extent, and which do not detract from the value or interfere with the present or proposed use of the properties they affect, (iv) in the case of the Real Property, the exceptions shown on "Schedule B" to the Title Commitments (hereafter defined), (v) the liens listed on Schedule 3.5, and (vi) consents of third parties required to transfer any Assumed Contracts (the "Permitted Encumbrances").

       1.5 THE CLOSING. The sale and purchase of assets herein described shall take place at a closing (the "Closing") which shall be held at the offices of Purchaser's counsel, Armstrong, Teasdale, Schlafly & Davis, One Metropolitan Square, Suite 2600, St. Louis, Missouri 63102 at 9:00 a.m. on February 27, 1998, or such date as may be agreed upon by Seller and Purchaser by which all conditions to the Closing shall have been satisfied or waived (the "Closing Date"). Unless otherwise expressly provided in this Agreement, all balance sheet and other financial calculations herein shall be made as of the close of business on the Closing Date. At the Closing, Seller shall deliver to Purchaser such documents as Purchaser may reasonably request to evidence compliance with Section 1.4, and shall take such other steps as may be reasonably required to put Purchaser in actual possession and operating control of the Purchased Assets.

       1.6     SALES TAXES.     The party upon which the law imposes the
obligation shall pay directly, or reimburse the other party promptly upon demand and delivery of proof of payment, all sums required to be paid to any state or local taxing jurisdiction as sales tax on account of the consummation of the transactions contemplated hereby.

                               2.  PURCHASE PRICE

       2.1 TOTAL CONSIDERATION. The total consideration for the Purchased Assets and the Non-Competition Agreements shall be Eleven Million Dollars ($11,000,000.00) (the "Cash Purchase Price") plus a number of shares of common stock of Purchaser as determined in accordance with Section 2.5 (the "Stock Purchase Price") plus the amount of the Assumed Liabilities. The Cash Purchase Price shall be subject to adjustment as provided in Section 2.3.

       2.2 ALLOCATION OF CONSIDERATION. The Cash Purchase Price and the value of the Stock Purchase Price as of the Closing Date shall be allocated among the Purchased Assets and to the Non-Competition Agreements in accordance with the applicable sections of the Internal Revenue Code of 1986, as amended (the "Code") and the parties will endeavor to reach agreement as to such allocation within sicty (60) days after Closing. Seller and Purchaser agree to make all appropriate tax filings on a basis consistent with the agreed allocation, to provide a draft of any required information return to the other party, if requested, at least ten days prior to filing any such return, and not to take a position on any return or in any proceeding before any court or governmental agency that is inconsistent with the terms of the agreed allocation.

       2.3     ADJUSTMENTS TO CASH PURCHASE PRICE.

               (a) BASIS FOR ADJUSTMENT. The Cash Purchase Price shall adjusted according to the following procedures:

                        (i) In the event that the amount of the Purchased Assets, as shown on the Closing Report, less the amount of the Assumed Liabilities, as shown on the Closing Report (such difference being the "Net Assets"), is less than Two Million Three Hundred Thirty Four Thousand Eighteen Dollars ($2,334,018) (the "Target Net Assets"), the Cash Purchase Price shall be decreased by the same amount.

                        (ii) In the event that the Net Assets is greater than the Target Net Assets and the dollar amount of the backlog of Seller's customer orders as shown on the Closing Report (the "Closing Backlog") is greater than or equal to eighty eight (88) units and Seven Hundred Eighty Five Thousand Dollars ($785,000) (the "Target Backlog"), the Cash Purchase Price shall be increased by the same amount as the difference between the Net Assets and the Target Net Assets.

                        (iii) In the event that the Net Assets is greater than the Target Net Assets and the Closing Backlog is less than the Target Backlog, the Cash Purchase Price shall be increased by the positive difference, if any of (a) the excess of the Net Assets over the Target Net Assets, minus (b) the excess of the Target Backlog over the Closing Backlog.

               (b) PHYSICAL INVENTORY. During the two days immediately after the Closing Date, representatives of Purchaser shall perform an actual physical inventory count and valuation of each item of Inventory (the "Physical Inventory"), for the purpose of establishing the valuation of Inventory to be used in the calculation of Net Assets, which valuation shall be determined as provided in Section 2.3(c). Representatives of Seller shall be allowed to attend the Physical Inventory and participate in verifying and reviewing the count and valuation of all items. Each party shall bear its own expenses incurred in connection with the Physical Inventory.

               (c) CLOSING REPORT. As promptly as practicable following the completion of the Physical Inventory and not more than the later of 30 days following the Closing Date or 30 days following Seller's receipt of its audited financial statements for the fiscal year ended December 31, 1997, Seller shall provide Purchaser with a written report (the "Closing Report") reflecting, based upon the completed audit for Seller's fiscal year ended December 31, 1997, together with adjustments for the period ending on the Closing Date, the final list and valuation of Purchased Assets and the final list of Assumed Liabilities, including all prorations, and the resulting calculation of Net Assets, together with supporting detail and other documentation including details of receivables and payables, together with a final list and valuation of customer backlog, determined in accordance with Seller's historic methods of determining such customer backlog, as of the Closing date, together with supporting detail and other documentation; and Seller shall promptly provide Purchaser with such additional supporting information available to Seller as Purchaser may from time to time thereafter request. Net Assets shall be calculated in the same manner as the calculation reflected in Exhibit A, but using appropriate line items and valuations determined pursuant to Article I and this Section
       2.3. To the extent not expressly provided for in this Agreement, the composition of the line items, and all amounts, including, without limitation, the valuation of inventory, on the Closing Report shall be determined on a basis consistent with Exhibit A and in accordance with generally accepted accounting principles consistently applied over all relevant periods ("GAAP").

               (d) OBJECTIONS TO CLOSING REPORT AND PHYSICAL INVENTORY. Purchaser and Seller shall each review the Closing Report and Physical Inventory, and shall cooperate with each other in endeavoring to respond to any questions and resolve any disputes about the contents and accuracy of the Closing Report and Physical Inventory. In the event that there are items in dispute between Purchaser and Seller so that the parties cannot agree as to the Closing Report or Physical Inventory within 90 days after the Closing Date, the disputed matters shall be submitted to the independent public accounting firm of Deloitte & Touche LLP, Chicago, Illinois, as experts in accounting, or such other accounting firm as the parties may agree upon, and the good faith decision of such firm, which shall be made within 120 days after the Closing Date, shall be final and binding on all parties and non-appealable. Each party shall bear its own expenses incurred in connection with preparation and examination of the Closing Report and Physical Inventory. The cost of the engagement of such accounting firm under this section shall be borne equally by the parties.

       2.4     PAYMENT OF CASH PURCHASE PRICE.

               (a) ESTIMATED CASH PURCHASE PRICE. Shown on Exhibit A is Seller's best estimate of the amount which would be the Net Assets if the Closing had occurred on January 31, 1998, based on the information reasonably available to Seller at the time of such estimated calculation, and Seller has provided Purchaser with a written report reflecting such estimated calculation, together with supporting documentation, and the resulting estimated Cash Purchase Price (the "Estimated Cash Purchase Price").

               (b) PAYMENT TO SELLER AT CLOSING. At the Closing, Purchaser shall pay to Seller, by wire transfer to an account designated by Seller at least twenty-four (24) hours before the Closing Date, an amount equal the Estimated Cash Purchase Price, less an amount equal to Fifty Thousand Dollars ($50,000) which Purchaser may temporarily hold back from the Purchase Price until payable pursuant to Section 2.4(c).

               (c) PAYMENT OF HOLD-BACK. Upon the later to occur of 90 days after the Closing Date or three business days following the date the Closing Report becomes final pursuant to Section 2.3(d) resulting in the final calculation of any adjustments to the Cash Purchase Price, Purchaser shall pay to Seller, by wire transfer to an account designated by Seller at least twenty-four (24) hours previously, the remaining balance of the final, adjusted Cash Purchase Price (including the $50,000 holdback). In the event that the calculation of the final, adjusted Cash Purchase Price results in a credit due to Purchaser (after giving effect to the $50,000 holdback), Seller shall repay such excess to Purchaser within the same time period. In the event of a dispute between the parties with respect to the amount of the adjusted Cash Purchase Price, the amount not in dispute, if any, shall be paid to the appropriate party pending resolution of the disputed amount. Any payment made pursuant to this Section 2.4(c) shall be accompanied by interest from the Closing Date until the date of payment at a rate per annum equal to the lower of (i) the rate of interest publicly announced by the Wall Street Journal as the "Prime Rate" as of the Closing Date, or (ii) the maximum rate of interest allowable under applicable law.

       2.5     DETERMINATION AND PAYMENT OF STOCK PURCHASE PRICE.

               (a) DETERMINATION OF NUMBER OF PURCHASE SHARES. The Stock Purchase Price to be paid and issued to Seller will be determined to be that number of shares of common stock, par value $.01 per share of Purchaser ("Purchaser Common Stock"), having an aggregate Market Value, determined as provided in Section 2.5(b) of One Million Dollars ($1,000,000.00), or such other number of shares of Purchaser Common Stock as is provided in Section 2.5(c), if applicable (the "Purchase Shares").

               (b) DETERMINATION OF MARKET VALUE OF PURCHASE SHARES. The Market Value of the Purchaser Common Stock shall be the average closing price per share of the Purchaser Common Stock during the ten trading days ending on the earlier of: (i) the third business day preceding the Closing Date or (ii) the business day immediately preceding the day on which a public announcement of the transaction contemplated herein is made by either party.

               (c) CAP ON NUMBER OF PURCHASE SHARES; OPTIONAL CONVERSION TO CASH. If the number of shares determined under Section 2.5(a) shall be more than Seventy One Thousand Four Hundred Twenty Eight (71,428), the Stock Purchase Price shall be equal to Seventy One Thousand Four Hundred Twenty Eight (71,428) shares. In the event that the Stock Purchase Price shall be equal to Seventy One Thousand Four Hundred Twenty Eight (71,428) shares pursuant to this section, Seller shall have the option, exercisable by written notice to Purchaser given not less than 48 hours prior to Closing, to increase the Cash Purchase Price by $1,000,000 payable at Closing in lieu of receipt of the Stock Purchase Price.

               (d) DELIVERY TO SELLER AT CLOSING. At the Closing, Purchaser shall deliver to Seller, the Purchase Shares, free and clear of any liens, claims and encumbrances other than those imposed by applicable law. The number of shares of Purchaser Common Stock determined under this Section 2.5 shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or other similar change in the number of shares of Purchaser Common Stock outstanding prior to Closing.

       2.6 NO REGISTRATION OF PURCHASER COMMON STOCK. The Purchaser Common Stock issued hereunder shall be unregistered, restricted securities, shall bear appropriate legends summarizing the restrictions on transfer and may be resold only in a registered transaction or under Rule 144 under the 1933 Act or pursuant to another exemption from applicable registration requirements.

                 3.  REPRESENTATIONS AND WARRANTIES BY SELLER.

       Seller represents and warrants to Purchaser as follows:

       3.1 ORGANIZATION, STANDING AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of Indiana and is duly qualified and in good standing under the laws of the states shown on Schedule 3.1, and in every other jurisdiction in which qualification is required, except where failure to be so qualified would not have a material adverse effect on the business, assets or financial condition of the Seller.

       3.2 POWER; AUTHORIZATION. Seller has full corporate power and authority to enter into this Agreement, to carry out the transactions contemplated by this Agreement, to carry on the Business as now being conducted, and to own, lease or operate its properties. The execution, delivery and performance of this Agreement by Seller has been authorized by all necessary corporate action on the part of Seller, including the consent or approval by Seller's shareholders to this Agreement and the transactions contemplated hereby.

       3.3 EXECUTION, DELIVERY AND PERFORMANCE OF AGREEMENTS. This Agreement has been duly executed and delivered by Seller and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. The execution, delivery and performance of this Agreement by Seller will not, with or without the giving of notice or the passage of time, or both, violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of any other person under, (i) the certificate of incorporation or bylaws of Seller, (ii) any license, law, rule, regulation, order, judgment or decree applicable to Seller, or (iii) any mortgage, indenture, deed of trust, security agreement, lease or other contract by which Seller or any of the Purchased Assets may be bound or affected, or give any person with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller thereunder, other than the agreements relating to the long-term debt described on Schedule 1.3(a)(ii). No authorization, consent, order, permit, approval, notice, filing, registration or qualification to, from or with any governmental authority or entity, domestic or foreign, is or has been or will be required on the part of Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

       3.4 OWNERSHIP OF OUTSTANDING CAPITAL STOCK; SUBSIDIARIES. The shareholders identified on Schedule 3.4 collectively own or have the right to purchase, beneficially and of record, all of the issued and outstanding capital stock of Seller as shown on such Schedule. Except for Excluded Assets, Seller does not own beneficially or of record, either directly or indirectly, any interest or investment (whether debt or equity) in any corporation, partnership, joint venture, business, trust or other entity.

       3.5 TITLE TO AND SUFFICIENCY OF PURCHASED ASSETS. Seller has good title to all of the Purchased Assets, which constitute all of the assets and interests in assets (other than the Excluded Assets) that are necessary to operate the Business of Seller. All Purchased Assets are free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for the Permitted Encumbrances and those to be released prior to Closing and those disclosed on Schedule 3.5. No person other than Seller owns any equipment or other tangible assets or properties situated on the Seller's premises or necessary to the Business except for assets disclosed on Schedule
3.5 hereto.

       3.6 NO THIRD PARTY OPTIONS. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of the Purchased Assets or any interest therein or any of the Business except for Permitted Exceptions and the rights of customers under contracts entered into in the ordinary course of business consistent with past practice for the sale of finished goods inventory of Seller.

       3.7 ASSETS AND LIABILITIES, GENERALLY. Each amount in the Closing Report will be fairly presented and calculated according to GAAP and in a manner consistent with the amounts presented in Exhibit A. Except as otherwise disclosed in the Schedules to this Agreement, Exhibit A does not reflect, and the Closing Report will not reflect, any current transaction or outstanding obligation between the Seller and any other officer, director, shareholder or affiliate of Seller.

       3.8 RECEIVABLES AND PAYABLES. Schedule 3.8 correctly sets forth, as of December 31, 1997, all Accounts Receivable, Notes Receivable and Employee Receivables by debtor, due date or aging, and dollar amount. The Accounts Receivable, Notes Receivable and Employee Receivables are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, advances or loans, performance of services or other business transactions in the ordinary course of the business of Seller consistent with Seller's past practice, and, to the best actual knowledge of Eric Stetzel and/or Neil Miller ("Seller's Knowledge"), are not subject to any defenses, set-offs or counterclaims except as set forth on Schedule 3.8. The Allowance for Bad Debts set forth on the Interim Balance Sheet is calculated in accordance with GAAP and in light of the past practice and experience of Seller. There are no open purchase orders other than those entered into in the ordinary course of the business of Seller.

       3.9 INVENTORY. All Inventory was acquired and has been maintained in the ordinary course of the Business of Seller, and is not adulterated, misbranded, mispackaged or mislabeled within the meaning of, or in violation of, any applicable local, state or Federal laws or regulations. Subject to the Obsolescence Reserve reflected on the Interim Balance Sheet, all amounts of Inventory reflected on the Interim Balance Sheet represent bona fide inventories of the Seller on hand at December 31, 1997, Inventory consisting of x-ray machines are valued thereon at the specific identified cost and all other Inventory is valued thereon at the lower of average cost or market value, which is consistent with Seller's past practices as historically applied. All amounts of Inventory reflected on the Closing Report, subject to the Obsolescence Reserve, will represent bona fide inventories of the Seller on hand at the Closing Date and will be valued thereon as set forth in the preceding sentence.

       3.10    PROPERTY, PLANT AND EQUIPMENT.  Schedule 1.1(e)(i) together with
Schedule 1.1(e)(ii) set forth the description and the location of each material item of Property, Plant and Equipment, and Schedule 3.22 sets forth an identification of each material lease of Property, Plant and Equipment under which Seller is either a lessee or lessor, copies of which have been made available to Purchaser, each as of the date hereof. With respect to the foregoing, except as disclosed on Schedule 3.22:

               (a) Each of the described leases is in full force and effect and is a valid and binding obligation of Seller and each of the other parties thereto;

               (b) Neither Seller nor, to Seller's Knowledge, any other party is in default with respect to any material term or condition of any lease, and no event has occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of Seller; and

               (c) Each item of Property, Plant and Equipment that is used in the current conduct of the Business of the Seller is in good operating condition and repair and is fit for its intended purpose, ordinary wear and tear excepted.

Seller has delivered to Purchaser true and complete copies of the most recent title insurance policies and surveys available to Seller relating to the Seller's real property.

       3.11 ACCRUED EXPENSES. Schedule 3.11 correctly and completely sets forth all employee vacation accruals, real estate, personal property, sales, use and other taxes (other than income taxes), utilities and similar items, by item and dollar amount, with respect to which Seller is obligated or liable as of December 31, 1997.

       3.12 INTELLECTUAL PROPERTY MATTERS. Seller in the conduct of the Business of the Seller does not utilize or otherwise have any material rights in any patent (including patent applications), copyright, software, trade secret or know-how except for the Intellectual Property, and Seller does not infringe upon or unlawfully or wrongfully use any patent, trademark, trade name, service mark, copyright or trade secret owned or, to Seller's Knowledge, claimed by another. Seller is not in default under any agreement related to Intellectual Property, and has not received any notice of any claim of infringement or any other claim or proceeding relating to any Intellectual Property. Schedule 3.12 lists all material confidentiality or non-disclosure agreements which relate to the Seller and the Business as of the date hereof. Seller has not granted any licenses or other rights to any of the Intellectual Property. Except as set forth on Schedule 3.12, Seller has not made any claim of any violation or infringement by others of its rights to the Intellectual Property and is not aware of any basis for the making of any such claim.

       3.13    FINANCIAL STATEMENTS.

               (a) YEAR-END FINANCIAL STATEMENTS. Seller has delivered to Purchaser true and complete copies of the audited balance sheets of the Seller at December 31, 1996 and 1995 and the related audited statements of income, stockholders equity and cash flows for the fiscal years then ended, all of which have been prepared in accordance with GAAP. Such balance sheets, including the related notes, fairly present in all material respects the financial position of the Seller at the dates indicated, and such statements of income, stockholder's equity and cash flows fairly present in all material respects the results of operations, changes in stockholder's equity and cash flows of the Seller for the periods indicated, in conformity with GAAP.

               (b)      INTERIM FINANCIAL STATEMENTS.  Attached hereto as
       Schedule 3.13(b) is a true and complete copy of the unaudited balance sheet of Seller at December 31, 1997 (the "Interim Balance Sheet Date") and the unaudited income statement of Seller for the year then ended, which have been prepared in accordance with GAAP, subject to adjustments and accruals which will not have a material effect on such balance sheet and income statement. Such balance sheet fairly presents in all material respects the financial position of the Seller at December 31, 1997, and such statement of income fairly presents in all material respects the results of operations for the period ended December 31, 1997, in conformity with GAAP, subject to adjustments and accruals which will not have a material effect on such balance sheet and income statement.

       3.14    BOOKS OF ACCOUNT.   The books, records and accounts of Seller
accurately and fairly reflect, consistent with Seller's historical practice consistently applied, all transactions and assets and liabilities of Seller. Seller has not engaged in any transaction or used any of the funds of Seller in the conduct of the Business except for transactions and funds which have been and are reflected in the normally maintained books and records of Seller.

       3.15 TAXES AND TAX RETURNS AND REPORTS. All returns, reports, statements and other similar filings required to be filed by Seller with respect to any periods prior to Closing ("Tax Returns") with respect to any material Federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (including without limitation all income, unemployment compensation, social security, payroll, withholding, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof) ("Taxes") have been filed or will be filed, when due, with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect in all material respects the liabilities of Seller for Taxes for the periods, property or events covered thereby. Schedule 3.15 lists all states in which Seller has leased property but has not paid or filed returns with respect to sale and use taxes, income or franchise taxes and personal property taxes. All Taxes, including without limitation those which are called for by the Tax Returns or heretofore or hereafter claimed to be due by any taxing authority from Seller, have been properly accrued or paid. Seller has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are no pending tax examinations of or tax claims asserted against Seller or any of its assets or properties. Seller has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. There are no Tax liens (other than any lien for current Taxes not yet due and payable) or security interests for taxes on any of the assets or properties of Seller. Except for the possible reassessment of the Real Property and as noted on Schedule 3.15, Seller has no knowledge of any basis for any additional assessment of Taxes. Seller has made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to Taxes imposed upon Seller, and has paid all amounts when due.

       3.16    [INTENTIONALLY OMITTED].

       3.17 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Interim Balance Sheet Date, except as disclosed on Schedule 3.17, Seller has not:

               (a) Sold, encumbered, assigned or transferred any assets or properties which would have been included in the Purchased Assets if the Closing had been held on the Interim Balance Sheet Date or on any date since then, except for the sale of inventory and other assets in the ordinary course of business consistent with past practice;

               (b) Made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound except for termination of rental agreements in the ordinary course of Seller's business;

               (c) Suffered any damage, destruction or loss, whether or not covered by insurance, with regard to any item or items carried on its books of account individually or in the aggregate at more than $25,000; or suffered any repeated, recurring or prolonged shortage, cessation or interruption of material supplies or utilities or other material services required to conduct its business and operations;

               (d) Received notice or had knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or could reasonably be expected to have an adverse effect on the business, operations, assets, properties or prospects of Seller;

               (e) Made any material change in its customary operating methods (including its purchasing, marketing, selling and pricing practices and policies);

               (f) Made commitments or agreements for capital expenditures or capital additions or betterments not listed on Exhibit B except such as may be involved in ordinary repair, maintenance or replacement of its assets not exceeding $25,000 in the aggregate;

               (g) Increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;

               (h) Changed any of the accounting principles followed by it or the methods of applying such principles, or revalued any of its assets;

               (i) Entered into any transaction relating to the Business or the Purchased Assets other than in the ordinary course of business consistent with past practice; or

               (j) Agreed, whether in writing or otherwise, to take any of the actions set forth in this Section 3.17.

       3.18    COMPLIANCE WITH LAW; AUTHORIZATIONS.  Except as set forth on
Schedule 3.18, Seller has complied in all material respects with each, and is not in violation in any material respect of any, law, ordinance, or governmental or regulatory rule or regulation, whether Federal, state, local or foreign, to which the business, operations, assets or properties of Seller is subject ("Regulations"). Seller owns, holds, possesses or lawfully uses in the operation of the Business, all material franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations ("Authorizations") which are necessary for it to conduct the Business as now conducted or necessary for the ownership and use of the assets owned or used by Seller in the conduct of the Business, free and clear of all liens, charges, restrictions and encumbrances and in compliance in all material respects with all Regulations. All such Authorizations held by Seller as of the date hereof are listed and described on Schedule 3.18. Seller is not in default, nor has it received any notice of any claim of default, with respect to any such Authorization or under any Regulation.

       3.19    TRANSACTIONS WITH CERTAIN RELATED PARTIES.   No director or
executive officer of Seller, no employee of Seller with current annual compensation in excess of $50,000, and, except as described on Schedule 3.19, no member of the immediate family of any such director, executive officer or employee, has a controlling interest (direct or indirect) in any corporation or other entity that is or was during the last three years a party to, or in any property which is or was during the last three years the subject of, any contract, agreement, understanding, business arrangement or relationship with Seller involving payment from or to Seller in excess of $5,000 in the aggregate.

       3.20 LITIGATION. Except as set forth on Schedule 3.20, no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to Seller's Knowledge, threatened by or against Seller or the transactions contemplated by this Agreement, nor does Seller know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could have a material adverse affect on the Business or the Purchased Assets or the transactions contemplated hereby. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may have a material adverse affect on Seller, the Purchased Assets or the transactions contemplated hereby.

       3.21 INSURANCE. Seller carries insurance with respect to the Business and the Purchased Assets. Such policies are in full force and effect on the date hereof, and Seller has not received notice of cancellation with respect to any such policy. Seller has not received notice or other communication of any outstanding requirements or recommendations by any insurance company that issued any such policy, or by any Board of Fire Underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions which for continuance of insurance mandates any changes in the conduct of Seller's business, or any repairs or other work to be done on or with respect to any of the properties or assets of Seller. Seller has not received any notice or other communication from any insurance company within the three (3) years preceding the date hereof cancelling or materially amending any insurance policies, and to Seller;s Knowledge, no such cancellation, amendment or increase of premiums is threatened with respect to the policies currently in effect. Schedule 3.21 contains a complete and correct list of Seller's insurance policies as in effect on the date of this Agreement, together with its insurance loss experience for the three (3) year period preceding the date hereof, other than group insurance for employees of Seller.

       3.22 LEASES. Schedule 3.22 contains a complete and correct list, as of the date hereof, of all material leases and other agreements pursuant to which Seller leases (or has purchased subject to a conditional sales or title retention agreement) from others any property, and all material leases and other agreements pursuant to which Seller leases (or has sold subject to any conditional sales or other title retention agreement) to others any property together with a description of the property to which each such lease, conditional sales or other title retention agreement relates.

       3.23    CONTRACTS.  Schedule 3.23, together with Schedule 3.12, Schedule
3.22 and Schedule 3.25(d) contains a complete and correct list of all material agreements, contracts and commitments (collectively, the "Contracts") of the following types, whether written or oral, to which any of the Purchased Assets are subject, or to which Seller is a party or is bound as of the date hereof:

               (a) Mortgages, indentures, deeds of trust, security agreements and other agreements and instruments relating to the borrowing of money by, or any extension of credit to, Seller;

               (b) Sales agency, manufacturer's representative, distributorship, employment or marketing agreements;

               (c) Licenses to or from others of any Intellectual Property or Licenses;

               (d) Contracts or commitments to sell, lease or otherwise dispose of any of the Purchased Assets other than at market rates or other than in the ordinary course of business;

               (e) Contracts or commitments limiting the freedom of Seller to compete in any line of business or in any geographic area or with any person;

               (f) Employment, non-disclosure, confidentiality or intellectual property ownership or transfer agreements with any employees; and

               (g) Contracts or commitments with Seller's customers or suppliers outside of the ordinary course of business.

For purposes of this Agreement, without excluding other agreements, contracts and commitments which may be material, any contract which may be not cancelled by Seller without penalty upon the giving of not more than 30 days notice or any contract which involves an annual aggregate dollar amount greater than Ten Thousand Dollars ($10,000) is deemed to be material; provided, however, that all contracts pursuant to which Seller leases, rents or otherwise loans dental x-ray machinery or equipment to others shall be deemed material without regard to dollar amount or termination rights of any party. Seller has delivered to Purchaser complete and correct copies of all material written Contracts. Schedules 3.22 and 3.23 sets forth an accurate description of all material oral Contracts to which Seller is a party as of the date hereof. With respect to each Contract and the Assumed Contracts, except as disclosed in Schedules 3.22 or 3.23, (i) each contract is in full force and effect, (ii) there is no default or event that with notice or lapse of time, or both, would constitute a default by Seller to any of such contracts, (iii) to Seller's Knowledge, there is no default or event that with notice or lapse of time, or both, would constitute a default by any other party to any of such contracts, and (iv) Seller has not received written notice that any party to any of such contracts intends to cancel or terminate any of such contracts or to exercise, or not exercise, any options under any of such contracts except for cancellations by Seller's customers or Seller of lease agreements for equipment received in the ordinary course of business, consistent with past practice.

       3.24 BROKERS, FINDERS, ETC. Except for the services of William Blair & Company which shall be paid by Seller, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any other person acting on behalf of Seller in such manner as to give rise to any claim against Purchaser for any brokerage or finders' commission, fee or similar compensation.

       3.25    EMPLOYEES.

               (a) Schedule 3.25(a) sets forth a true and complete list of the name, title, current location and base salary or hourly rate of every employee of Seller including employees on personal, military, family, educational or medical leave, employees receiving sickness disability benefits or occupational, illness and injury benefits, and employees on long-term disability ("Employees") as of the date hereof, together with a statement of the basis, amount and nature of any other remuneration, whether in cash or kind, paid to each such Employee during the current fiscal year or accrued for or payable to each such Employee in the future, and the basis for accrual and amount of all vacation and severance benefits to which each such Employee was entitled as of the date hereof.

               (b)      Except as set forth on Schedule 3.25(b):

                        (i) Seller is not a party to or bound by any employment agreement or any collective bargaining agreement with respect to any of the Employees;

                        (ii) There is not pending or, to Seller's Knowledge, threatened any strike, walkout or other work stoppage or any union organizing effort relating to the Employees;

                        (iii) With respect to the Employees, Seller is in compliance with all Federal and state laws with respect to employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there is no unfair labor practice complaint against Seller or any Employees pending before the National Labor Relations Board;

                        (iv) No organized labor representation question exists respecting the Employees, and no grievance or any arbitration proceeding is pending and, to Seller's Knowledge, no claim therefor exists with respect to the Employees;

                        (v) Seller has not experienced any labor stoppage, concerted labor activity, or other material labor difficulty during the last three years;

                        (vi) No current or former Employee has a formal or informal claim against Seller, which is currently pending before any court, board or tribunal, on account of or for:

                                a) overtime pay, other than overtime pay for the current payroll period;

                                b)      wages or salary for any period other
                        than the current payroll period;

                                c)      vacation, time off or pay in lieu of
                        vacation or time off, or other than that earned with respect to the current fiscal year;

                                d)      any violation of any law relating to
                        minimum wages or maximum hours of work; or

                                e)      violation of any federal, state or
                        local anti-discrimination statute, breach of the terms of employment or wrongful discharge, whether arising under any contract or statute, or any tort.

               (c) Schedule 3.12 includes a true and complete list of all Employees with current annual compensation in excess of $50,000 who have signed a non-compete or non-disclosure agreement with Seller, and copies of all such non-compete or non-disclosure agreements have been provided to Purchaser.

               (d) Except as set forth on Schedule 3.25(d), Seller has no outstanding commitment or agreement to effect any general wage or salary increase for any Employees, has not increased the salary or wages of any Employees since the Interim Balance Sheet Date, and has no plan or outstanding commitment to implement or amend any Employee Benefit Plan.

               (e) Except for persons hired on a short-term, temporary basis, none of the persons employed by Seller is provided to the Seller under contract with a third party (except workers made available under contracts disclosed on Schedule 3.25(e)).

               (f) Except as indicated on Schedule 3.25(f), Seller is not in violation in any material respect of the Americans with Disabilities Act of 1990 or any law, regulation or order relating to employment discrimination or occupational safety, nor has Seller received any unresolved complaint from any Federal or state agency or regulatory body alleging violations of any such laws or regulations, nor is Seller implementing any orders or consent decrees remedying any such prior violation, except to the extent that all such violations and complaints would not have a material adverse effect upon Seller's Business.

               (g) Seller has not entered into any written contract with any Hired Employees or made any oral or written representation, direct or implied, which would require Purchaser to provide post-retirement medical benefits or post-retirement life insurance benefits.

       3.26    EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS.

               (a) "Employee Benefit Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers' compensation, scholarship, company car, sick pay, tuition reimbursement, relocation, fringe benefit or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, including, but not limited to, any "employee benefit plan" within the meaning of
       Section 3(3) of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which relates to the Employees or former employees of Seller, established by Seller or an ERISA Affiliate or to which Seller or an ERISA Affiliate contributes or has contributed or has or may have liability and which relates to the Employees or former employees of Seller (including any such Employee Benefit Plan not now maintained by Seller or an ERISA Affiliate or to which Seller or an ERISA Affiliate does not now contribute, but with respect to which Seller or ERISA Affiliate has or may have any liability). "ERISA Affiliate" means any corporation, entity or individual which has ever been: (i) a member of the same controlled group (within the meaning of Section 414(b) of the Code or Section 4001 of Title IV of ERISA) as Seller, (ii) under common control (within the meaning of Section 414(c) of the Code) with Seller, (iii) a member of an affiliated service group (within the meaning of Section 414(m) of the Code) with Seller, or (iv) required to be aggregated with Seller pursuant to Section 414(o) of the Code or regulations promulgated thereunder.

               (b) Except as set forth and described on Schedule 3.26(b) (the "Seller Plans"), neither Seller nor any ERISA Affiliate are party to any Employee Benefit Plans.

               (c) To Seller's Knowledge, except as disclosed on Schedule 3.26(c), no Employee and no known dependent of any Employee has a medical condition which would be excluded from coverage as a pre-existing condition under any of Seller's medical plans if such Employee were a new hire.

       3.27    ENVIRONMENTAL MATTERS.

               (a) Except as set forth on Schedule 3.27, Seller has obtained all permits, licenses and other authorizations which are required under Regulations relating to pollution or protection of the environment, including Regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes ("Hazardous Substances") into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances ("Environmental Regulations").

               (b) Except as set forth on Schedule 3.27, Seller maintains and is in full compliance with all terms and conditions of the required permits, licenses and Authorizations, and is also in full compliance in all respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables, contained in any Environmental Regulations or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

               (c) Except as set forth on Schedule 3.27, Seller is not, to Seller's Knowledge, aware of, nor has Seller received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent in any respect compliance or continued compliance with any Environmental Regulations or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which could reasonably be expected to give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance.

               (d) Except as set forth on Schedule 3.27, there is no civil, criminal or administrative action, suit, demand, claim pending before any court, board or tribunal, hearing, notice or demand letter, notice of violation or to Seller's Knowledge any investigation, or proceeding pending or threatened against Seller, relating in any way to the Environmental Regulations or to any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

               (e) Seller shall reasonably cooperate with Purchaser in connection with Purchaser's application for the transfer, renewal or issuance of any permits, licenses, approvals or other authorizations or to satisfy any regulatory requirements involving the Business.

               (f) None of the Purchased Assets are being or have been used by Seller or, to Seller's Knowledge, by any other party for the generation, use, storage, manufacture, transportation, treatment or disposal of Hazardous Substances, except as permitted by, and in compliance with, all applicable Environmental Regulations. There is not and there has not been any underground storage tank located on the Real Property or used in connection with the Business.

               (g) Seller has delivered to Purchaser true and complete copies of the most recent environmental reports (Phase I or otherwise) relating to the real property.

       3.28 BUSINESS NAMES AND LOCATIONS. Schedule 3.28 sets forth a list of all corporate, business, trade, assumed or other names, and all street and post office addresses at which Seller has conducted any business under its name or at which any Purchased Assets have been located in the past five years.

       3.29 COPIES OF DOCUMENTS. Seller has provided to Purchaser access to copies of all documents listed on any Schedule hereto or referred to herein or therein. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

       3.30 COMPLETENESS OF DISCLOSURE. No representation or warranty by Seller in this Agreement nor any Schedule, certificate, document or instrument furnished or to be furnished to Purchaser pursuant hereto or in connection with the execution or performance of this Agreement, contains or will contain any untrue statement of a fact or omits or will omit to state a fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading in light of the circumstances in which it is made or the context thereof. To Seller's Knowledge, there is no fact that materially and adversely affects the business, prospects, conditions, affairs or operations of Seller which has not been fully described in this Agreement or the exhibits or schedules hereto exclusive of matters relating to the economy or the industry generally.

                4.  REPRESENTATIONS AND WARRANTIES BY PURCHASER

       Purchaser represents and warrants to Seller as follows:

       4.1 ORGANIZATION AND STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Missouri.

       4.2 POWER; AUTHORIZATION. Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Purchaser has been authorized by all necessary corporate action on the part of Purchaser.

       4.3 EXECUTION, DELIVERY AND PERFORMANCE OF AGREEMENTS. This Agreement has been duly executed and delivered by Purchaser and constitutes its legal, valid and binding obligation, enforceable against Purchaser in accordance with its terms. The execution, delivery and performance of this Agreement by Purchaser will not, with or without the giving of notice or the passage of time, or both, violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of any other person under, (i) the certificate of incorporation or bylaws of Purchaser, (ii) any license, law, rule, regulation, order, judgment or decree applicable to Purchaser, or (iii) any mortgage, indenture, deed of trust, security agreement, lease or other contract by which Purchaser may be bound or affected, or give any person with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Purchaser thereunder.
No consent, approval, order or authorization of, notice to, or registration, declaration or filing with, any governmental authority or entity, domestic or foreign, is or has been or will be required on the part of Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

       4.4 BROKERS, FINDERS, ETC. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Purchaser in such manner as to give rise to any valid claim against Seller for any brokerage or finder's commission, fee or similar compensation.

       4.5 CAPITALIZATION. The authorized capital stock of Purchaser consists of 25,000,000 shares of common stock, par value $.01 per share, of which 6,710,296 shares were issued and outstanding as of December 31, 1997. Since December 31, 1997, no shares of common stock of Purchaser have been issued. All of the Purchase Shares, when issued, will be validly issued, fully paid and nonassessable.

       4.6 SEC DOCUMENTS. Purchaser has filed all documents with the Securities and Exchange Commission (the "SEC") required by the Securities Act of 1933, as amended, and the Securities

Exchange Act of 1934, as amended (together, the "Federal Securities Laws"), and such documents comply, as of their respective dates, in all material respects with the Federal Securities Laws.

                    5.  CONDUCT OF BUSINESS PRIOR TO CLOSING

       5.1 ACCESS TO INFORMATION. From and after December 31, 1997 through the Closing, Seller has and will afford to Purchaser and Purchaser's attorneys, accountants and other designated representatives reasonable opportunities to inspect the Purchased Assets and full access to Seller's personnel and all properties, documents, contracts, books and records of Seller, the Purchased Assets and the Assumed Contracts, and has and will furnish Purchaser with copies of such documents and such additional information pertaining to the Purchased Assets and Assumed Liabilities as Purchaser has and may request.

       5.2 INTERIM OPERATIONS OF SELLER. From and after December 31, 1997 through the Closing, except as disclosed on Schedule 5.2 Seller:

               (a) Has and will conduct its Business only according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

               (b) Has and will maintain, keep and preserve the Property, Plant and Equipment in normal operating condition and repair, ordinary wear and tear excepted, and maintain insurance with respect to its assets and business as provided in Section 3.21;

               (c) Has and will use reasonable efforts to preserve for Purchaser the goodwill of Seller's suppliers, customers, landlords and others having business relations with Seller;

               (d) Has not and will not alter through merger, liquidation, reorganization, restructuring or in any other fashion, the corporate structure or ownership of Seller except for the exercise of options disclosed in Schedule 3.4 or otherwise as disclosed in or anticipated by this Agreement;

               (e) Has not and will not revalue any of the Purchased Assets, settle or compromise any pending or threatened suit, action or claim relating to Seller or the transactions contemplated hereby, waive or release any right or claim of Seller or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by the Interim Balance Sheet or incurred in the ordinary course of business consistent with past practice;

               (f) Has not and will not sell, encumber, assign or transfer any assets or properties which would have been included in the Purchased Assets if the Closing had been held on the Interim Balance Sheet Date or on any date subsequent thereto, except for the sale of rental x-ray equipment, inventory in the ordinary course of business consistent with past practice, other equipment not in excess of $50,000 and except for Permitted Encumbrances;

               (g) Has not and will not amend or terminate any material agreement, contract, commitment or lease to which it is a party or by which it is bound other than termination of leases or commitments in the ordinary course of business consistent with past practice;

               (h) Has not and will not make any material change in its customary operating methods (including its purchasing, marketing, selling and pricing practices and policies);

               (i) Has not and will not make commitments or agreements for capital expenditures or capital additions not listed on Exhibit B except such as were or are involved in ordinary repair, maintenance or replacement of its assets not exceeding $25,000 in the aggregate;

               (j) Has not and will not increase the salaries or other compensation of, or make any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or make any increase in, or any addition to, other benefits to which any of its employees is entitled;

               (k) Has not and will not change any of the accounting principles followed by it or the methods of applying such principles, or revalued any of its assets; and

               (l) Has not and will not agree, whether in writing or otherwise, to take any of the actions set forth in this Section 5.2.

       5.3 SCHEDULES; CHANGES; CORRECTIONS. Seller shall give Purchaser prompt written notice of any material changes in the business of Seller or the Purchased Assets which occurs prior to Closing. At least five days before Closing, and again at and as of the latest practicable time prior to Closing, Seller will supplement or amend the Schedules to this Agreement in order to disclose any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Schedules, or which is necessary to correct any error in the Schedules or in any representation or warranty of Seller. Any notice or supplemental or amended Schedule delivered pursuant to this section shall be deemed to amend the applicable representations, warranties and disclosure of the delivering party for all purposes under this Agreement.

       5.4 COOPERATION IN TRANSACTION. The parties shall cooperate in (i) making as promptly as possible any filings required under applicable laws, rules and regulations in order to consummate the transfer of the Purchased Assets and the other transactions contemplated hereby in accordance with the terms of this Agreement, (ii) obtaining all necessary Authorizations required in order for the parties to consummate such transfer and transactions, and
(iii) causing the transfer, renewal or issuance to Purchaser of any of Seller's permits, licenses or approvals used in the operation of the Business. In addition, Seller shall use its reasonable, good faith efforts to cause such key employees of the Seller as Purchaser shall designate to enter into employment contracts and/or non-compete agreements in form satisfactory to Purchaser. Nothing in this Agreement shall require Seller to pay money to any person in order to obtain any consents or to effect any transfers for the benefit of Purchaser.

       5.5     HIRING OF EMPLOYEES.

               (a) Purchaser shall offer employment to all Employees currently and actively employed by Seller effective as of the day following the Closing Date. Seller shall exercise reasonable efforts to assist Purchaser in its efforts to secure the employment of Employees. Such employment offers for Employees shall provide for accrued vacation benefits under Seller's vacation plan as of the Closing Date which are reflected on the Closing Report, but other employment benefits shall be determined by Purchaser except as provided in Section 5.5(b). For purposes of this Agreement, "Hired Employees" means Employees who accept employment with Purchaser. Hired Employees shall be deemed to have resigned their employment with Seller as of the Closing Date.

               (b) With respect to the Hired Employees, Purchaser shall assume and discharge the Employee-Related Liabilities. Notwithstanding the preceding sentence, however, if Seller pays severance or termination payments or payments in lieu of accrued vacation to a Hired Employee, Purchaser shall not be required to carry over the vacation accrual for such Hired Employee. Hired Employees who are disabled on the Closing Date shall continue to receive disability benefits from Seller or pursuant to a Seller disability plan until such employee recovers from disability or is re-employed by Purchaser.

               (c) Except as otherwise provided in this Section 5.4, Purchaser shall have no liability to employees of Seller or Hired Employees for events or occurrences which take place or arise prior to Closing or for:

                        (i)     any obligations and claims under the Seller
               Plans;

                        (ii)    any failure to withhold or remit Taxes;

                        (iii) any claims for worker's compensation benefits by employees or former employees;

                        (iv) any claims against Seller for discriminatory employment practices; or

                        (v) any obligations Seller has to its employees or their dependents under sections 601 through 609 of Title I of ERISA, including such obligations relating to Hired Employees and their dependents.

               (d)      Except as otherwise expressly agreed by Purchaser in
       Section 1.3(a)(ii) or this Section 5.4, nothing in this Agreement shall cause Purchaser to have any liability under or responsibility for or with respect to any Employee Benefit Plan.

       5.6 AUDITED FINANCIAL STATEMENTS. Seller shall cooperate with Purchaser in preparing within 55 days after the Closing Date a balance sheet of Seller at December 31, 1997 and the related statements of income, stockholders equity and cash flows for the fiscal year then ended, all of which shall have been prepared in accordance with GAAP, and Seller shall use its best efforts to cause Seller's auditors to issue an unqualified opinion thereon within such period. The cost of the engagement of the auditors for such purpose shall be borne by Seller.

                      6.  CONDITIONS PRECEDENT TO CLOSING

       6.1 CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligation of Purchaser to complete the Closing is subject, at the option of Purchaser, to the fulfillment of each of the following conditions at or prior to the Closing, and Seller shall exert good faith diligent reasonable commercial efforts to cause each such condition to be so fulfilled:

               (a) All representations and warranties of Seller contained herein shall be true and correct in all material respects when made and at the Closing as though made as of the time of Closing without regard to any amended or supplemental disclosures or Schedules delivered after the date hereof.

               (b) All covenants, agreements and obligations required by the terms of this Agreement to be performed by Seller at or before the Closing shall have been duly and properly performed in all material respects.

               (c) Since the Interim Balance Sheet Date, there shall not have occurred any material adverse change in the condition of the Purchased Assets or the business, financial condition or results of operations of Seller.

               (d) Purchaser shall have received certificates executed by the President and Chief Financial Officer of Seller, dated as of the Closing Date, certifying that the conditions set forth in clauses (a),
       (b) and (c) of this Section 6.1 have been fulfilled.

               (e) Purchaser shall have received an opinion of Schwartz, Cooper, Greenberger & Krauss Chartered, counsel to Seller, dated the Closing Date, substantially in accordance with Exhibit C.

               (f) Purchaser's due diligence procedures and any Schedule supplements, amendments or corrections delivered by Seller after execution of this Agreement shall not disclose any facts or conditions that individually or collectively are materially and adversely at variance with any one or more of the warranties or representations of Seller set forth in this Agreement or the information in any earlier version of a supplemented, amended or corrected Schedule.

               (g) All necessary governmental approvals and any other required approvals and consents required of any person other than Purchaser in order to consummate the transactions contemplated hereby (including consents to assignments of the Assumed Contracts as set forth on Schedule 6.1(g)) shall have been duly obtained, and any waiting periods shall have expired or been terminated.

               (h) All mortgages, deeds of trust and other security interests in the Purchased Assets shall have been released, and duly executed deeds of release, terminations of any financing statements, and other necessary documents shall have been filed or delivered to Purchaser for filing.

               (i) No action or proceeding at law or in equity shall be pending which (i) seeks to enjoin the transactions herein contemplated, or (ii) materially interferes with the right of Purchaser to conduct its operations and operate the Business using the Purchased Assets subsequent to the Closing.

               (j) Seller shall have delivered to Purchaser at the Closing all bills of sale, deeds, documents, certificates and agreements necessary to transfer to Purchaser good title to the Purchased Assets, free and clear of any and all liens thereon (other than the Assumed Liabilities and the Permitted Encumbrances), and to assign to Purchaser the Assumed Contracts to the extent assignable (except for Assumed Contracts listed on Schedule 6.1(g) whose assignment is a condition to Closing), and Seller shall have taken such other steps as may be required to put Purchaser in actual possession and operating control of the Purchased Assets.

               (k) Seller shall have delivered or caused to be delivered to Purchaser at the Closing the Non-Competition Agreement executed by Eric Stetzel in substantially the form of Exhibit E hereto.

               (l) Seller shall have delivered or caused to be delivered to Purchaser at the Closing the written undertaking and agreement, in form and substance reasonably acceptable to Purchaser, of each of Eric Stetzel, Pat Bruggeman and Tom Shoaff, as shareholders of Seller, to comply with the undertakings set forth in Exhibit F hereto.

               (m) Purchaser shall have received at its own cost an appraisal of all Property, Plant and Equipment reasonably acceptable to Purchaser.

               (n) Purchaser shall have received at its own cost at least 10 days prior to Closing, commitments from a title insurance company acceptable to Purchaser, to insure title to each parcel of Real Property, such commitments to be for an ALTA Owner's Policy of Title Insurance in such amount as Purchaser reasonably determines, insuring fee simple title to such Real Property and the improvements thereon subject only to the Permitted Encumbrances and such other exceptions as are acceptable to Purchaser (the "Title Commitments").

               (o)      Seller shall have distributed to Eric Stetzel and Neil
       Miller: (i) a copy of Purchaser's Prospectus dated November 4, 1997, together with all other periodic reports of Purchaser filed with the SEC pursuant to the Federal Securities Laws following such date; (ii) a copy of Purchaser's Supplement; and (iii) Purchaser's investment letter with respect to the Purchaser Common Stock; and Purchaser shall have received a copy of such investment letter, duly executed by each of Eric Stetzel and Neil Miller.

               (p) Purchaser shall have received an estoppel certificate, executed by an officer of D & N Micro Products, Inc. ("D&N"), which sets forth: (i) that the agreement attached to such certificate sets forth all of the terms and conditions of the agreement by and between

       D&N and Seller with respect to their relationship, (ii) the aggregate dollar amount then payable by Seller to D&N, classified by aging in thirty day increments, (iii) that D&N does not have any claims against Seller for any amounts or performance of any acts other than as otherwise described, and (iv) that neither Seller nor D&N is in breach of any covenant or agreement by or between the parties, whether or not any applicable cure period shall have expired.

               (q) Seller shall have executed and delivered the Royalty Agreement to Purchaser substantially in the form of Exhibit H hereto.

       6.2 CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of Seller to complete the Closing are subject, at the option of Seller, to the fulfillment of each of the following conditions at or prior to the Closing, and Purchaser shall exert good faith diligent reasonable commercial efforts to cause each such condition to be so fulfilled:

               (a) All representations and warranties of Purchaser contained herein shall be true and correct in all material respects when made and at the Closing as though made as of the time of Closing.

               (b) All covenants, agreements and obligations required by the terms of this Agreement to be performed by Purchaser at or before the Closing shall have been duly and properly performed in all material respects.

               (c) Seller shall have received a certificate executed by the President of Purchaser, dated as of the Closing Date, certifying that the conditions set forth in clauses (a) and (b) of this Section 6.2 have been fulfilled.

               (d) Seller shall have received an opinion of Armstrong, Teasdale, Schlafly & Davis, counsel to Purchaser, dated as of the Closing date, substantially in accordance with Exhibit D.

               (e) All necessary governmental approvals and any other required approvals and consents required of any person other than Seller shall have been duly obtained, and any waiting periods shall have expired or been terminated.

               (f) No action or proceeding at law or in equity shall be pending which seeks to enjoin the transactions herein contemplated.

               (g) Purchaser shall have delivered to Seller at the Closing all agreements of assumption and other agreements necessary for Purchaser to assume the Assumed Liabilities.

               (h) Purchaser shall have granted to Eric Stetzel, Neil Miller, Mark Smith and Robert Lehman employee stock options in the form of Exhibit G hereto to purchase 16,000, 8,000, 8,000 and 8,000 shares, respectively, of Purchaser Common Stock at an exercise price equal to the closing price of the Purchaser Common Stock on the Closing Date.

               (i) Purchaser shall have executed and delivered the Royalty Agreement to Seller substantially in the form of Exhibit H hereto.

               (j) The shareholders and the Board of Directors of Seller shall have approved and authorized this Agreement and the transactions contemplated hereby.

               (k) Since the date hereof, there shall not have occurred any material adverse change in the business, financial condition or results of operations of Seller.

                              7.  INDEMNIFICATION

       7.1     INDEMNIFICATION BY SELLER.  Except as otherwise limited by this
Article VII, Purchaser and its officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Seller from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' fees and expenses) suffered or incurred by any of them (a "Purchaser Loss"), but excluding any Purchaser Loss suffered after the end of any applicable survival period, arising out of or resulting from:

               (a) The breach of any representation or warranty of Seller contained herein or in any Exhibit, Schedule or certificate delivered under this Agreement;

               (b) Any liabilities with respect to any Taxes or Tax Returns payable or applicable with respect to any periods prior to the Closing Date notwithstanding the disclosure of such matters by Seller pursuant to this Agreement;

               (c) The breach of any covenant or agreement by Seller contained herein or in any other document delivered at the Closing; or

               (d) Any other liabilities of Seller, or any entity controlling, controlled by or under common control with Seller other than the Assumed Liabilities.

       The amount of any Purchaser Losses recoverable hereunder shall be reduced to the extent Purchaser receives any insurance proceeds or realizes any tax savings (after giving effect to any indemnification payments actually received in connection with such Purchaser Losses) with respect to an indemnification claim sought hereunder. Purchaser's right to indemnification hereunder shall be Purchaser's sole remedy for any Purchaser Losses.

       7.2 INDEMNIFICATION BY PURCHASER. Except as otherwise limited by this Article VII, Seller and its officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Purchaser from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' fees and expenses) suffered or incurred by any of them (a "Seller Loss"), but excluding any Seller Loss suffered after the end of any applicable survival period, arising out of or resulting from:

               (a) The breach of any representation or warranty of Purchaser contained herein or in any Exhibit, Schedule or certificate delivered under this Agreement;

               (b) The breach of any covenant or agreement by Purchaser contained herein or in any other document delivered at the Closing; or

               (c) The failure of Purchaser to pay or otherwise discharge the Assumed Liabilities.

       The amount of any Seller Losses recoverable hereunder shall be reduced to the extent Seller receives any insurance proceeds or realizes any tax savings (after giving effect to any indemnification payments actually received in connection with such Seller Losses) with respect to an indemnification claim sought hereunder. Seller' right to indemnification hereunder shall be Seller' sole remedy for any Seller Losses.

       7.3     INDEMNIFICATION PROCEDURES.

               (a) For the purposes of this Section 7.3, "Indemnitee" means the person indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 7.1 or 7.2, as the case may be; "Indemnitor" means the person having the obligation to indemnify pursuant to such provisions; and "Loss" means a Seller Loss or a Purchaser Loss, as the case may be.

               (b) An Indemnitee shall give written notice (a "Notice of Claim") to the Indemnitor within a reasonable period after the Indemnitee has knowledge of any claim (including a Third Party Claim, as hereafter defined) which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement and within any applicable survival period. No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnitor hereunder, except to the extent the Indemnitor can demonstrate that such failure materially prejudiced such Indemnitor's ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state with specificity the nature of the claim, the amount of the Loss, if known, and all known facts supporting the claim. The Indemnitor shall have a period of 30 days to reply to such Notice of Claim.

               (c) The obligations and liabilities of an Indemnitor under this Article VII with respect to a Loss arising from a claim of any third party that is subject to the indemnification provisions provided for in this Article VII (a "Third Party Claim") shall be governed by the following additional terms and conditions: the Indemnitee at the time it gives a Notice of Claim to the Indemnitor of the Third Party Claim shall advise the Indemnitor that the Indemnitor shall be permitted, at the Indemnitor's option, to assume and control the defense of such Third Party Claim at the Indemnitor's expense and through counsel of the Indemnitor's choice provided such counsel is reasonably acceptable to Indemnitee if the Indemnitor gives notice within the 30-day period specified above of the Indemnitor's intention to do so to the Indemnitee and confirms that the Third Party Claim is one with respect to which the Indemnitor is obligated to indemnify. In the event the Indemnitor exercises the Indemnitor's right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and to the extent reasonably possible make good faith diligent efforts to make available to the Indemnitor all witnesses, pertinent records, materials and information in the Indemnitee's possession or under the Indemnitee's control relating thereto as is reasonably required by the Indemnitor and the Indemnitee may participate by the Indemnitee's own counsel and at the Indemnitee's own expense in defense of such Third Party Claim; provided, however, that the Indemnitor shall thereafter consult with the Indemnitee upon the Indemnitee's reasonable request for such consultation from time to time with respect to such Third Party Claim. Except for the settlement of a Third Party Claim which involves only the payment of money damages solely by the party agreeing to such settlement, no Third Party Claim for which the Indemnitor has elected to defend may be settled by the Indemnitor without the written consent of the Indemnitee, which consent may be reasonably withheld by such party in consideration of its individual interests. If the Indemnitee does not receive written notice within said period that the Indemnitor has elected to assume the defense of such Third Party Claim or if Indemnitor selects counsel not reasonably acceptable to Indemnitee, the Indemnitee may elect to assume such defense, assisted by counsel of the Indemnitee's own choosing; provided however, the Indemnitee shall thereafter consult with the Indemnitor upon the Indemnitor's reasonable request for such consultation from time to time with respect to such Third Party Claim. Whether or not the Indemnitee elects to assume the defense of such Third Party Claim, the Indemnitor shall not be relieved of the Indemnitor's obligations hereunder.

               (d) An Indemnitee shall be entitled to reimbursement for reasonable expenses, including legal fees and expenses, incurred in defending against any Third Party Claim, in advance of the final disposition of the Third Party Claim, upon receipt by the Indemnitor of a written undertaking to repay such amount if it shall ultimately be determined that the Indemnitee was not entitled to indemnification under this Article VII.

               (e) Any claim by an Indemnitee with respect to Losses which do not result from a Third Party Claim will be asserted in the same manner as specified in Section 7.3(b) above. If the Indemnitor does not respond to such claim within the 30-day period specified in Section 7.3(b), the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee under this Agreement and applicable law.

               (f) Notwithstanding any other provision of this Agreement to the contrary, Seller shall not be liable to Purchaser for any Purchaser Loss unless and until the aggregate amount of Purchaser Losses exceeds Fifty Thousand Dollars ($50,000) ("Loss Threshold"); after which point Seller will be obligated only to indemnify Purchaser from and against any further such Purchaser Losses. In addition to the foregoing limitation, neither Seller nor Purchaser shall be liable to the other for any incidental or consequential damages or any Purchaser Losses or Seller Losses, respectively, arising pursuant to Sections 7.1(a), 7.1(b) or 7.2(a) in excess of the amount of Liquid Net Worth required to be maintained by Seller from time to time as set forth below; provided, however, that the foregoing limitation on Seller for Purchaser Losses shall not apply to any breach by Seller of its obligation to maintain Liquid Net Worth as set forth below.

       7.4 CONTINUED EXISTENCE AND VIABILITY OF SELLER. In order to provide liquid assets with which Seller may fulfill its obligations as Indemnitor pursuant to this Article, Seller agrees as follows:

               (a) MAINTAIN EXISTENCE. Seller shall maintain its existence as a corporation in good standing under the laws of the State of Indiana until the later of: (i) the third anniversary of the Closing Date, or (ii) the date on which all claims for Purchaser Losses which have been timely asserted by any Indemnitee against Seller during any applicable survival period have been finally resolved. Until such date, Seller shall not permit Seller's Liquid Net Worth (as defined below) to fall below the following amounts:

                        (i) From the Closing Date until the first anniversary of the Closing Date, $740,000 less the aggregate amount Seller shall have paid to Indemnitees in settlement of claims for Purchaser Losses ("Paid Claims").

                        (ii) From the first anniversary of the Closing Date until 18 full months after the Closing Date (the "18 Month Anniversary"), a sum equal to $500,000, less the Paid Claims, plus the amount (not to exceed $240,000) of the aggregate amount of all unresolved claims for Purchaser Losses as to which Indemnitees shall have given a bona fide Notice of Claim to Seller ("Unresolved Claims").

                        (iii) From the 18 Month Anniversary until the third anniversary of the Closing Date, a sum equal to $240,000, less the Paid Claims, plus the aggregate amount (not to exceed ($500,000) of all Unresolved Claims.

                        (iv) After the third anniversary of the Closing Date, a sum equal to the aggregate amount (not to exceed $740,000) of all Unresolved Claims, less the Paid Claims.

                        (v) Seller shall fund its Liquid Net Worth required to be maintained at Closing. If at any time the Liquid Net Worth of Seller exceeds the Liquid Net Worth that Seller is required to maintain pursuant to subparagraphs (i), (ii), (iii) or (iv) above, whichever is then applicable, Seller may reduce its Liquid Net Worth by the amount of such excess.

               Nothing in this Agreement shall require any person to make any additional contribution to Seller in order to maintain the Liquid Net Worth required by this Section 7.4 unless, and only to the extent that, as a result of any distribution, the Liquid Net Worth of Seller shall at any time be less than the minimum Liquid Net Worth required to be maintained at the time of such distribution.

               (b) PERIODIC REPORTS. Seller shall, at any time upon the request of Purchaser, provide to Purchaser a balance sheet of Seller as of the most recent date practicable which balance sheet shall reflect all of Seller's Liquid Assets (as defined below) and all of Seller's liabilities, and a calculation of Seller's Liquid Net Worth.

               (c) DEFINITIONS. For purposes of this Section 7.4, the term "Liquid Assets" means (i) cash, (ii) direct obligations of, or obligations fully guaranteed by, the United States of America or any agency thereof whose obligations are backed by the full faith and credit of the United States of America, having maturities or unexpired terms of maturity of twelve months or less, (iii) direct obligations of, or obligations fully guaranteed by, any state or political subdivision of a state of the United States of America whose obligations are rated AA or better by Moody's Investor Service and Standard & Poor's Ratings Services having maturities or unexpired terms of maturity of twelve months or less, (iv) bonds, notes, debentures and other evidences of indebtedness of companies that are denominated in US dollars and are rated AA or better Moody's Investor Service and Standard & Poor's Ratings Services having maturities or unexpired terms of maturity of twelve months or less, (v) certificates of deposit having twelve month or shorter maturities or money market funds of any commercial bank in the United States of America insured by the Federal Deposit Insurance Corporation, or (vi) other investments approved in writing by Purchaser, and "Liquid Net Worth" means the aggregate value of Seller's Liquid Assets, valued at fair market value, less Seller's total liabilities.

               (d) ESCROW ARRANGEMENT. Seller may, at any time, terminate its obligations to maintain its existence and any Liquid Net Worth pursuant to this Agreement by depositing with an escrow agent mutually acceptable to Seller and Purchaser pursuant to an escrow agreement among Seller, Purchaser and such escrow agent in form reasonably satisfactory to Seller and Purchaser, funds in an amount equal to the Liquid Net Worth Seller is required to maintain hereunder at the time such funds are deposited with the escrow agent.

                               8.  OTHER MATTERS

       8.1 TRANSFER TAXES. Purchaser and Seller each agree to deliver to the other party (or to such governmental or taxing authority as the other party reasonable directs) any form of document that may be required or reasonably requested in order to obtain an exemption with respect to any state, municipal or other sales, use or other transfer taxes that may otherwise be required to be paid on the transfer of the Purchased Assets or that may otherwise be due with respect to such transfer, promptly upon the earlier of (i) reasonable demand by the other party or (ii) learning that such form or document is required.

       8.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the parties in this Agreement or in any certificate, Schedule, statement, document or instrument furnished hereunder or in connection with negotiation, execution and performance of this Agreement shall survive the Closing for a period of eighteen months after the Closing Date, except that Seller's representations regarding sales, use, property and ad valorem taxes shall survive until the third anniversary of the Closing Date. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein; provided, however, that if at the Closing any party hereto or its representatives shall have actual knowledge of the inaccuracy in a material respect of any representation or warranty by another party and shall nevertheless proceed to complete the Closing, the party making such





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representation or warranty shall have no liability after the Closing by reason of such inaccuracy to the party who has, or whose representative has, such knowledge.

       8.3     MAINTENANCE OF BOOKS AND RECORDS.

               (a) Following the Closing, Purchaser shall give Seller the opportunity to remove all records pertaining solely to Excluded Assets.

               (b) After the Closing, where there is a legitimate purpose, Purchaser shall provide Seller with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to the officers, employees, books of account and records of Seller, but, in each case, only to the extent relating to the assets, liabilities or business of Seller prior to the Closing, and Seller and its representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of Purchaser.

       8.4 CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS. Purchaser and Seller shall hold in confidence the terms and conditions of this Agreement and shall make no public statements or releases relating to the transactions contemplated by this Agreement, except those that may be required by law in the judgment of counsel, without the advance review and approval of the other party as to substance and timing, which review and approval shall not be unreasonably withheld or delayed. Purchaser and Seller will cooperate with each other to coordinate all such public statements and releases. It is agreed, however, that Purchaser will publicly announce the execution of this Agreement. This section shall survive any termination of this Agreement, but shall cease to apply to information which hereafter is publicly disclosed or otherwise becomes publicly available.

       8.5 NOTICE TO CREDITORS AND CUSTOMERS. Purchaser and Seller each hereby waives compliance by the other with the provisions of laws commonly referred to as "bulk sales laws" requiring the furnishing of notice to creditors of Seller. Seller shall indemnify Purchaser against, and hold Purchaser harmless from, any and all loss, cost, damage and expense (including but not limited to reasonable attorney's fees) which Purchaser may sustain by reason of the failure by Seller and Purchaser to comply, in connection with the transaction contemplated by this Agreement, with any applicable bulk sales or bulk transfer act.

       8.6 DISTRIBUTION OF PURCHASER COMMON STOCK. Seller hereby agrees that it shall not distribute any of the Purchaser Common Stock to any person other than Eric Stetzel and Neil Miller who are shareholders of Seller as of the Closing Date, and that prior to distributing any Purchaser Common Stock to such shareholders, Seller shall: (a) first deliver to such shareholder a copy of Purchaser's Prospectus dated November 4, 1997, together with all other periodic reports of Purchaser filed with the SEC pursuant to the Federal Securities Laws following such date, and a copy of Purchaser's Supplement; (b) deliver to such shareholders a copy of Purchaser's investment letter; and (c) deliver to Purchaser a copy of Purchaser's investment letter, duly executed by such shareholders.





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

       8.7 NAME CHANGE. Seller shall take all necessary corporate action to change its corporate name following the Closing to a name which will not include any reference to the name Panoramic and will deliver to Purchaser for filing with the appropriate governmental entity a duly executed amendment to its Articles of Incorporation, in form and substance satisfactory to Purchaser, effectuating such change.

                               9.  MISCELLANEOUS

       9.1 TERMINATION. This Agreement and the transactions contemplated herein may be terminated and abandoned at any time by mutual consent of Seller and Purchaser, or by either Seller or Purchaser by notice to the other if the Closing shall not have taken place on or prior to March 15, 1998 (or such other date as may hereafter be agreed upon by the parties). If the Agreement is terminated under this Section 9.1, the parties shall have no further liability to each other by reason of such termination, except that if any party hereto knowingly or wilfully breaches or defaults in any of its representations, warranties or covenants, the other party adversely affected may at its option seek and exercise all remedies permitted by law and equity, including specific performance, and seek to recover attorneys' fees and other expenses related to the exercise of this foregoing remedies.

       9.2 EXPENSES. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

       9.3 CONTENTS OF AGREEMENT, PARTIES IN INTEREST, ETC. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

       9.4 ASSIGNMENT AND BINDING EFFECT. This Agreement may not be assigned prior to the Closing by either party without the prior written consent of the other parties, provided that Purchaser may assign this Agreement in whole or in part to a subsidiary or affiliate if such assignment does not relieve Purchaser of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Seller and Purchaser.

       9.5 WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

       9.6 NOTICES. All notices required to be given under the terms of this Agreement or which any of the parties desires to give hereunder shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested, by overnight mail or courier service, or by facsimile (and confirmed by registered or certified mail or overnight mail or courier as aforesaid), addressed as follows:





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


     If to Seller:            Panoramic Corporation
                              4321 Goshen Road
                              Fort Wayne, Indiana  46818
                              Attention:  Eric Stetzel, President
                              Facsimile:  219-489-5683
                              Telephone:  219-489-2291

        with a copy to:       Robert A. Smoller, Esq.
                              Schwartz, Cooper, Greenberger & Krauss Chartered
                              180 North LaSalle Street
                              Chicago, Illinois  60601
                              Facsimile:  312-782-8416
                              Telephone:  312-346-1300

     If to Purchaser:         Young Innovations, Inc.
                              13705 Shoreline Court East
                              Earth City, Missouri 63045
                              Attention:  George E. Richmond, President
                              Facsimile:  314-344-0021
                              Telephone:  314-344-0010

        with a copy to:       John L. Gillis, Jr., Esq.
                              Armstrong, Teasdale, Schlafly & Davis
                              One Metropolitan Square, Suite 2600
                              St. Louis, Missouri  63102
                              Facsimile:  314-621-5065
                              Telephone:  314-621-5070

or to such other address and to the attention of such other person as the party to whom such notice is to be given may have theretofore designated in a notice to the other party hereto. Any notice given in accordance with the foregoing shall be deemed to have been given when delivered to the office of the recipient as aforesaid, regardless of actual receipt by the individual named.

       9.7 GOVERNING LAW. This Agreement shall be governed by and interpreted and enforced in accordance with the internal laws of the State of Missouri without regard to principles of conflicts of laws.

       9.8 NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and in the case of indemnification pursuant to Article VII, any other Indemnitees, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

       9.9 HEADINGS; TERMINOLOGY. All headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way





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the meaning or interpretation of this Agreement.  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity. The term "affiliate" when used with respect to a person shall mean any other person directly or indirectly controlled by, under common control with or in control of such person.

       9.10 SCHEDULES AND EXHIBITS. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

       9.11 SEVERABILITY. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

       9.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.





                            [SIGNATURE PAGE FOLLOWS]





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

       IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


                        Purchaser:      YOUNG INNOVATIONS, INC.


                                        By  /s/ George E. Richmond
                                          --------------------------------------
                                        Title   President
                                             -----------------------------------

                           Seller:      PANORAMIC CORPORATION


                                        By  /s/ Eric Stetzel
                                          --------------------------------------
                                        Title   President
                                             -----------------------------------




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